Exchange National Bancshares Announces Director Retirement
Jefferson City, MO
October 2, 2006

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF) announced today that David R. Goller has retired from Exchange National Bancshares and its subsidiary Exchange National Bank effective September 30, 2006. In making the announcement James E. Smith, Chairman of the Board, stated, “Dave has served our organization well for 31 years. During his tenure, we have made tremendous progress enhancing value for our shareholders. Dave’s dedication and professional relationship have made a substantial impact on the growth of our company.”

Mr. Goller retired from the Board of Directors of Exchange National Bancshares and its subsidiary Exchange National Bank after having reached the mandatory retirement age. As such, Mr. Goller has been appointed Advisory Director of these two companies.

In conjunction with Mr. Goller’s retirement, the Board of Directors unanimously elected Julius F. Wall as director of Exchange National Bancshares. Prior to his appointment, Mr. Wall served in an advisory capacity to the board. Mr. Wall is presently a senior partner with Poague, Wall, Cox & Adams, LLC of Clinton, MO.

Other members of Exchange National Bancshares’ Board are Chairman & CEO James E. Smith, President David T. Turner, Charles G. Dudenhoeffer, Jr., Philip D. Freeman, James R. Loyd, Kevin L. Riley and Dr. Gus S. Wetzel, II. Retiring Director David R. Goller joins former Chairman, CEO & President Donald L. Campbell and Harold G. Butzer as advisory directors.

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com